Exhibit 99.1

NEWS RELEASE

Company Contact:	BIO-key International, Inc.
Bud Yanak
732-359-1113

Investor Contact:	DRG&E
Gus Okwu, Managing Director
404-532-0086

BIO-key® Announces Third Quarter 2008 Results

Continued Growth in Order Activity for Law Enforcement and Biometrics Divisions

Wall, NJ, November 14, 2008 – BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, announced results for its third quarter ended September 30, 2008.

Total revenue from continuing operations for the quarter ended September 30, 2008 was $2.9 million representing an increase of 33% from the $2.2 million reported for the corresponding period in 2007.  An increase in new orders received by the Company’s Law Enforcement and Biometrics units drove revenue growth in the third quarter of 2008.  Total revenue from continuing operations for the quarter ended September 30, 2008 decreased 19.5% from $3.6 million reported for the quarter ended June 30, 2008.  This sequential reduction was attributable primarily to delays in converting several orders, from 2008 second and third quarter backlog, into revenue in the third quarter.

“We are pleased to report another quarter of operational achievements led by our ongoing ability to generate additional operational efficiencies primarily by managing our cost base,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “As a result of the initiatives that we deployed in the previous year, we are now realizing significant and consistent cost savings that allow us to operate our businesses more efficiently.  Consequently, our gross margin has improved markedly since the first quarter of 2008.  We will continue to evaluate ways in which we can improve productivity and our financial results.”

BIO-key’s gross margin for the third quarter of 2008 was 85.9% compared to 78.7% for the corresponding period in 2007.  Sales of higher margin license product facilitated this improvement in year-over-year gross margins.

Operating expenses from continuing operations for the third quarter of 2008 decreased by 15.5% to $2.7 million compared to the $3.2 million reported for the corresponding period in 2007.  Operating expenses from continuing operations for the third quarter of 2008 decreased by 6.7% when compared to the second quarter of 2008, reflecting a continued emphasis on cost containment.

BIO-key’s net loss for the third quarter of 2008 improved to ($45,000), or ($0.01) per share, representing a reduction of $1.1 million when compared to the net loss of ($1.2 million), or ($0.03) per share, reported for the corresponding period in 2007.  BIO-key’s net loss for the three months ended September 30, 2008 increased by $213,000 when compared to the previous quarter’s reported net income of $168,000, or $0.00 per share.

Highlights:

•      An agreement with McKesson Provider Technologies that allows BIO-key’s WEB-Key® technology to be incorporated into McKesson’s AcuDose-Rx® system that is used to authenticate the identity of users accessing patient medications.

•      Approximately $1 million in new contracts for the Company’s Law Enforcement business, including PocketCop® solutions deployed over BlackBerry smartphones, enabling the business unit to report an 11% increase in third quarter 2008 revenues compared to first quarter of 2008.

•      Over 40% of the Company’s third quarter Law Enforcement orders were from new customers and additional agencies hosted by current customers and included the Bexley (OH) Police Department, and the Pulaski (IN) Sheriff’s Office as well as an add-on contract from the Hawaii County (HI) Police Department.

•      U.S. Patent & Trademark Office patent issued (No. 7,415,605) covering BIO-key’s “Biometric Identification Network Security” method.

Nine Months Consolidated Results

Total revenue from continuing operations for the nine months ended September 30, 2008 increased 22.6% to $9.0 million from the corresponding period in 2007.  Gross margin for the nine months ended September 30, 2008 increased to 85.9% compared to 80.9% for the corresponding period in 2007.  Gross profit increased by 30.1% to $7.7 million compared to $5.9 million in the corresponding period in 2007.  Operating expenses from continuing operations for the nine months ended September 30, 2008 decreased 19.2% to $8.6 million.

BIO-key’s net loss for the nine months ended September 30, 2008 was ($0.8 million), or ($0.03) per share, compared to a net loss of ($0.4 million), or ($0.03) per share, for the nine months ended September 30, 2007.  Net loss in 2007 included a gain of $4.1 million as a result of the sale of the Company’s Fire/EMS Services division to ZOLL Data Systems.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at September 30, 2008 was $1.1 million.

“We are seeing strong interest in our Biometric and Law Enforcement solutions and, as a result, expect solid results for the remainder of 2008,” stated DePasquale.  “Our growing Law Enforcement installed base continues to adopt PocketCop, one of the most advanced handheld mobile and wireless solution available in the public safety market, while our biometric software continues to attract new OEM customers that can easily embed a finger ID solution into their existing product and technology offerings.  Additionally, we continue to review non-dilutive strategies that will enable us to strengthen our balance sheet as well as our competitive position in each of our markets.”

Conference Call Details

BIO-key has scheduled a call for Friday, November 14th at 10:00 a.m. Eastern Time to discuss 2008 third quarter financial results.  Dialing 303-262-2053 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through November 23, 2008 and may be accessed by dialing 303-590-3000 and using the pass code 11122159#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website (www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 750 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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